Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 7, 2023	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS
•Record fourth quarter and full year net sales and earnings per share
•Full year reported operating margin of 10% and adjusted operating margin of 10.3%
•Full year South American operating margin of 17.6%
•Reiterates 2023 full year net sales of ~$14 billion and earnings per share of ~$13.50

    DULUTH, GA – February 7th – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of $3.9 billion for the fourth quarter of 2022, an increase of 23.6% compared to the fourth quarter of 2021. Reported net income was $4.29 per share for the fourth quarter of 2022, and adjusted net income(3), which excludes restructuring expenses and a charge related to the divestiture of a Russian joint venture, was $4.47 per share. These results compare to reported net income of $3.75 per share and adjusted net income(3), which excludes restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in Brazil, of $3.08 per share, for the fourth quarter of 2021. Excluding unfavorable currency translation impacts of 9.2%, net sales in the fourth quarter of 2022 increased 32.7% compared to the fourth quarter of 2021.

    “Our record results in 2022, underscored by net sales of approximately $12.7 billion and adjusted operating margin of 10.3%, are the result of continued execution of our strategy,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our performance was fueled by robust demand for our industry-leading products coupled with continued solid global industry demand. Our farmer-first focus was highlighted by our fourth quarter results that not only delivered record net sales and operating margin, but also generated substantial free cash flow. These results are further evidence that our precision ag technology and premier equipment are in high demand and are driving productivity improvements for our farmers while providing us margin-rich growth opportunities.”

    Mr. Hansotia continued, “For 2023, we expect continued sales growth and margin expansion as industry demand remains strong and our farmer-first strategy continues to gain traction. We assume global market conditions will remain healthy, as favorable farm economics allow farmers to continue to invest in new more productive equipment and technology upgrades. While improving, we expect supply chain pressures will persist, presenting challenges throughout the year. We remain focused on growing our high-margin precision ag business, globalizing the full-line of our Fendt branded products and expanding our parts and service business. We will continue to accelerate investments in premium technology, smart farming solutions and enhanced digital capabilities to support our farmer-first strategy while helping to sustainably feed the world.”

    Fourth Quarter Highlights
•Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) +21.7%, North America +22.1%, South America +66.4%, Asia/Pacific/Africa (“APA”) (23.1)%
•Constant currency fourth quarter regional sales results(1)(2)(3): EME +37.9%, North America +23.2%, South America +57.9%, APA (14.5)%
•Fourth quarter regional operating margin performance: EME 14.6%, North America 7.4%, South America 20.0%, APA 9.0%
•Full-year reported operating margins and adjusted operating margins(3) improved to 10.0% and 10.3% respectively, in 2022 compared to 9.0% and 9.1% in 2021

•Generated $838.2 million in cash flow from operations and $449.9 million in free cash flow(3) for the full-year 2022
    (1)As compared to fourth quarter 2021.
    (2)Excludes currency translation impact.
    (3)See reconciliation of Non-GAAP measures in appendix.

    Net sales for the full year of 2022 were approximately $12.7 billion, which is an increase of 13.6% compared to 2021. Excluding unfavorable currency translation impacts of 8.5%, net sales for the full year of 2022 increased 22.1% compared to 2021. For the full year of 2022, reported net income was $11.87 per share, and adjusted net income(3), excluding impairment charges, restructuring expenses and other related items, was $12.42 per share. These results compare to reported net income of $11.85 per share and adjusted net income(3), which excludes restructuring expenses and the reversal of a valuation allowance previously established against the Company’s deferred tax assets in the United States and Brazil, of $10.38 per share in 2021.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Year ended December 31, 2022	Change from Prior Year	Change from Prior Year
North America(1)	(5.0)%	14.6%
South America	3.2%	(1.6)%
Western Europe(2)	(8.5)%	10.2%
(1) Excludes compact tractors.
(2) Based on Company estimates.

    “Supportive farm economics are resulting in robust demand for larger agricultural equipment as farmers continue to replace aging machines,” stated Mr. Hansotia. “Supply chain constraints have limited industry production, and dealer inventory levels of new and used large agricultural equipment remain below normal levels across the industry. Full year global industry retail sales of farm equipment in 2022 were lower in some of AGCO’s key markets, with weaker sales of smaller equipment being partially offset by higher sales of larger machines.”

    North American full-year industry retail tractor sales declined compared to the previous year. Lower sales of smaller equipment, more closely tied to the general economy, were partially offset by strong growth of high horsepower tractors and combines. Favorable commodity prices, extended fleet age and precision ag technology are continuing to stimulate demand for row crop farmers. These conditions are expected to continue in 2023, resulting in flat North American industry sales compared to 2022.

    Industry retail tractor sales in Western Europe, decreased 9% for the full year of 2022 compared to high levels in 2021. Farmer sentiment in the region has been negatively impacted by the conflict in Ukraine, higher input cost inflation and while lessening, looming energy concerns. Healthy income levels for arable farmers as well as dairy and livestock producers are expected to support relatively flat retail demand for equipment in 2023 compared to 2022.

    In South America, industry retail tractor sales increased 3% during 2022. Strong growth in Argentina and the smaller South American markets offset modestly lower sales in Brazil. Healthy crop production and favorable margins are supporting farm profitability. These supportive economics are expected to drive modestly higher South American 2023 industry sales compared to 2022.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2022	2021	% change from 2021	% change from 2021 due to currency translation(1)	% change excluding currency translation
North America	$823.7	$674.7	22.1%	(1.2)%	23.2%
South America	674.8	405.6	66.4%	8.5%	57.9%
EME	2,186.5	1,796.9	21.7%	(16.2)%	37.9%
APA	213.9	278.0	(23.1)%	(8.6)%	(14.5)%
Total	$3,898.9	$3,155.2	23.6%	(9.2)%	32.7%

Year Ended December 31,	2022	2021	% change from 2021	% change from 2021 due to currency translation(1)	% change excluding currency translation
North America	$3,175.1	$2,659.2	19.4%	(0.8)%	20.2%
South America	2,121.6	1,307.7	62.2%	5.6%	56.6%
EME	6,447.3	6,221.7	3.6%	(14.8)%	18.5%
APA	907.4	949.7	(4.5)%	(8.0)%	3.6%
Total	$12,651.4	$11,138.3	13.6%	(8.5)%	22.1%
(1) See Footnotes for additional disclosures.

North America

    AGCO’s North American net sales increased 20.2% for the full year of 2022 compared to 2021, excluding the negative impact of currency translation. Increased sales of precision ag products and services as well as high horsepower tractors represented the largest increases. Income from operations for the full year of 2022 increased $40.7 million compared to 2021. The improvement was the result of higher sales and production, and positive net pricing partially offset by higher engineering expense as well as higher material costs.

South America

    Net sales in the South American region increased 56.6% for the full year of 2022 compared to 2021, excluding the impact of favorable currency translation. Sales increased significantly across all the South American markets with strong growth achieved in high-horsepower tractors, combines and planting equipment. Income from operations for the full year of 2022 increased by $241.7 million compared to 2021 and operating margins exceeded 17.6%. The improved South America results reflect the benefit of higher sales and production, favorable pricing, and a better sales mix, partially offset by higher materials costs.

Europe/Middle East

    Net sales in the Europe/Middle East region increased 18.5% for the full year of 2022 compared to 2021, excluding negative currency translation impacts. Healthy growth across all the major European markets contributed to the improvement. Increased sales of mid-range and high horsepower tractors as well as replacement parts produced most of the growth. Income from operations increased $28.7 million for the full year of 2022 compared to 2021, due to higher net sales and production volumes as well as significant price realization which more than offset higher material costs and engineering expenses.

Asia/Pacific/Africa

    Asia/Pacific/Africa’s net sales increased 3.6%, excluding the negative impact of currency translation, during the full year of 2022 compared to 2021. Higher sales in Japan, Australia and Africa, produced the majority of the increase. Income from operations was relatively flat for the full year of 2022 compared to 2021 as the benefit of higher sales and an improved product mix was mostly offset with higher material costs and engineering expense.

Outlook

    AGCO’s net sales for 2023 are expected to be approximately $14.0 billion, reflecting improved sales volumes and pricing partially offset by negative foreign currency translation. Gross and operating margins are projected to improve from 2022 levels, reflecting the impact of higher sales and production volumes as well as pricing to offset cost inflation. These improvements are expected to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2023 earnings per share are targeted at approximately $13.50.

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    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 7th. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•COVID-19 has negatively impacted our business, initially through closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components, and more recently through supply chain disruptions, including the inability of some of our suppliers to meet demand and logistics and transportation-related companies to deliver products in a timely manner. In addition, we have had to incur various costs related to preventing the spread of COVID-19, including changes to our factories and other facilities and those related to enabling remote work. We expect COVID-19 to continue to impact our business, although the manner and extent to which it impacts us will depend on future developments, including the duration of the pandemic, the timing, distribution and impact of vaccinations, and possible mutations of the virus that are more contagious or resistant to current vaccines. Measures taken by governments around the world, as well as businesses, including us, and the general public in order to limit the spread of COVID-19 will impact our business as well. These measures have included travel bans and restrictions, quarantines, shelter in place orders, curfews, business and government office closures, increased border controls or closures, port closures and transportation restrictions. The impacts of COVID-19 and such measures could include decreases in demand for our products, factory closures, increased absentee rates, reduced production, incurrence of additional costs due to the adherence to cleaning requirements and social distancing guidelines and increased costs of labor, parts and components and shipping, incurrence of impairment charges, slower collections and larger write-offs of accounts receivable, among other changes.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, the conflict in Ukraine, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been subject to a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.

•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•During 2022 we experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO

AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through six core brands, Challenger®, Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $12.7 billion in 2022. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$789.5	$889.1
Accounts and notes receivable, net	1,221.3	991.5
Inventories, net	3,189.7	2,593.7
Other current assets	538.8	539.8
Total current assets	5,739.3	5,014.1
Property, plant and equipment, net	1,591.2	1,464.8
Right-of-use lease assets	163.9	154.1
Investments in affiliates	436.9	413.5
Deferred tax assets	228.5	169.3
Other assets	268.7	293.3
Intangible assets, net	364.4	392.2
Goodwill	1,310.8	1,280.8
Total assets	$10,103.7	$9,182.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$187.1	$2.1
Short term borrowings	8.9	90.8
Accounts payable	1,385.3	1,078.3
Accrued expenses	2,271.3	2,062.2
Other current liabilities	235.4	221.2
Total current liabilities	4,088.0	3,454.6
Long-term debt, less current portion and debt issuance costs	1,264.8	1,411.2
Operating lease liabilities	125.4	115.5
Pensions and postretirement health care benefits	158.0	209.0
Deferred tax liabilities	112.0	116.9
Other noncurrent liabilities	472.9	431.1
Total liabilities	6,221.1	5,738.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	30.2	3.9
Retained earnings	5,654.6	5,182.2
Accumulated other comprehensive loss	(1,803.1)	(1,770.9)
Total AGCO Corporation stockholders’ equity	3,882.4	3,415.9
Noncontrolling interests	0.2	27.9
Total stockholders’ equity	3,882.6	3,443.8
Total liabilities and stockholders’ equity	$10,103.7	$9,182.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2022	2021
Net sales	$3,898.9	$3,155.2
Cost of goods sold	2,958.3	2,472.5
Gross profit	940.6	682.7
Selling, general and administrative expenses	325.1	285.2
Engineering expenses	132.1	109.5
Amortization of intangibles	14.7	15.3
Restructuring expenses	1.7	7.9
Bad debt expense	1.2	0.8
Income from operations	465.8	264.0
Interest expense (income), net	4.4	(0.1)
Other expense, net	72.9	10.2
Income before income taxes and equity in net earnings of affiliates	388.5	253.9
Income tax provision (benefit)	90.7	(13.0)
Income before equity in net earnings of affiliates	297.8	266.9
Equity in net earnings of affiliates	24.4	16.4
Net income	322.2	283.3
Net income attributable to noncontrolling interests	—	(1.2)
Net income attributable to AGCO Corporation and subsidiaries	$322.2	$282.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$4.32	$3.77
Diluted	$4.29	$3.75
Cash dividends declared and paid per common share	$0.24	$0.20
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.7
Diluted	75.0	75.3
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2022	2021
Net sales	$12,651.4	$11,138.3
Cost of goods sold	9,650.1	8,566.0
Gross profit	3,001.3	2,572.3
Selling, general and administrative expenses	1,186.2	1,088.2
Engineering expenses	444.2	405.8
Amortization of intangibles	60.1	61.1
Impairment charge	36.0	—
Restructuring expenses	6.1	15.3
Bad debt expense	3.3	0.5
Income from operations	1,265.4	1,001.4
Interest expense, net	13.0	6.7
Other expense, net	145.2	50.4
Income before income taxes and equity in net earnings of affiliates	1,107.2	944.3
Income tax provision	296.6	108.4
Income before equity in net earnings of affiliates	810.6	835.9
Equity in net earnings of affiliates	64.1	65.6
Net income	874.7	901.5
Net loss (income) attributable to noncontrolling interests	14.9	(4.5)
Net income attributable to AGCO Corporation and subsidiaries	$889.6	$897.0
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$11.92	$11.93
Diluted	$11.87	$11.85
Cash dividends declared and paid per common share	$5.40	$4.74
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	75.2
Diluted	74.9	75.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$874.7	$901.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	209.5	220.7
Impairment charge	36.0	—
Amortization of intangibles	60.1	61.1
Stock compensation expense	34.0	27.4
Equity in net earnings of affiliates, net of cash received	(40.8)	(1.9)
Deferred income tax benefit	(58.0)	(117.9)
Other	16.2	20.5
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(306.1)	(207.7)
Inventories, net	(668.3)	(762.6)
Other current and noncurrent assets	20.1	(268.0)
Accounts payable	322.1	292.2
Accrued expenses	282.7	241.2
Other current and noncurrent liabilities	56.0	253.7
Total adjustments	(36.5)	(241.3)
Net cash provided by operating activities	838.2	660.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(388.3)	(269.8)
Proceeds from sale of property, plant and equipment	2.6	6.3
Purchase of businesses, net of cash acquired	(111.3)	(22.6)
Sale of, distributions from (investments in) unconsolidated affiliates, net	4.0	13.1
Other	(3.8)	(15.4)
Net cash used in investing activities	(496.8)	(288.4)
Cash flows from financing activities:
Proceeds from (repayments of) indebtedness, net	33.0	(3.8)
Purchases and retirement of common stock	—	(135.0)
Payment of dividends to stockholders	(404.3)	(358.5)
Payment of minimum tax withholdings on stock compensation	(20.6)	(34.9)
Payment of debt issuance costs	(3.6)	(3.8)
Distributions to noncontrolling interests, net	(11.5)	(3.5)
Net cash used in financing activities	(407.0)	(539.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34.0)	(62.3)
Decrease in cash, cash equivalents and restricted cash	(99.6)	(230.0)
Cash, cash equivalents and restricted cash, beginning of year	889.1	1,119.1
Cash, cash equivalents and restricted cash, end of year	$789.5	$889.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Cost of goods sold	$0.3	$0.2	$1.3	$1.0
Selling, general and administrative expenses	8.3	6.1	32.7	26.6
Total stock compensation expense	$8.6	$6.3	$34.0	$27.6

2.    IMPAIRMENT CHARGES

    As a consequence of the conflict between Russia and Ukraine, during the three months ended March 31, 2022, the Company assessed the fair value of its gross assets related to its joint ventures in Russia for potential impairment and recorded asset impairment charges of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.” The Company sold its interest in its Russian distribution joint venture during the three months ended December 31, 2022. Foreign currency translation impacts since inception of the Russian joint venture previously recognized within “Accumulated other comprehensive loss” were therefore recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations during the three months ended December 31, 2022. During the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. The Russian finance joint venture was sold during the three months ended December 31, 2022.

3.    RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to fluctuating global market demand. The Company also previously rationalized its grain and protein business during 2019 and 2020. The Company had approximately $14.7 million of accrued severance and other costs related to such rationalization as of December 31, 2021. During the year ended December 31, 2022, the Company recorded an additional $6.1 million of severance costs associated with the further rationalizations in connection with the termination of approximately 85 employees, and paid approximately $12.8 million of severance costs. The remaining $6.8 million of severance and other related costs as of December 31, 2022, inclusive of approximately $1.2 million of negative foreign currency translation impacts, are expected to be paid primarily during 2023.

4.    INDEBTEDNESS
    Long-term debt at December 31, 2022 and 2021 consisted of the following (in millions):

	December 31, 2022	December 31, 2021
Credit facility, expires 2027	200.0	—
1.002% Senior term loan due 2025	267.3	283.7
Senior term loans due between 2023 and 2028	341.6	445.9
0.800% Senior Notes Due 2028	641.5	680.8
Other long-term debt	5.1	7.7
Debt issuance costs	(3.6)	(4.8)
	1,451.9	1,413.3
Less:
Senior term loans due 2023, net of debt issuance costs	(184.9)	—
Current portion of other long-term debt	(2.2)	(2.1)
Total long-term indebtedness, less current portion	$1,264.8	$1,411.2

    As of December 31, 2022 and 2021, the Company had short-term borrowings due within one year of approximately $8.9 million and $90.8 million, respectively.

    In December, 2022, the Company, certain of its subsidiaries and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), and other named lenders entered into an amendment to its credit facility providing for a $1.25 billion multi-currency unsecured revolving credit facility (“credit facility”), which replaced the Company’s former $800.0 million multi-currency unsecured revolving credit facility. The amendment provided an additional $450.0 million in borrowing capacity. An initial borrowing under the credit facility was used to repay and retire a $240.0 million short-term multi-currency revolving credit facility with Rabobank that was due to mature on March 31, 2023. The credit facility consists of a $325.0 million U.S. dollar tranche and a $925.0 million multi-currency tranche for loans denominated in U.S. Dollars, Euros or other currencies to be agreed upon. The credit facility matures on December 19, 2027. Interest accrues on amounts outstanding for any borrowings denominated in U.S. dollars, at the Company’s option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on the Company’s credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating. As of December 31, 2022, the Company had $200.0 million outstanding borrowings under the revolving credit facility and had the ability to borrow $1,050.0 million.

    In June 2022, the Company entered into an uncommitted revolving credit facility that allows the Company to borrow up to €100.0 million (or approximately $106.9 million as of December 31, 2022). The credit facility expires on December 31, 2026. Any loans will bear interest at the Euro Interbank Offered Rate (“EURIBOR”) plus a credit spread. As of December 31, 2022, the Company had no outstanding borrowings under the revolving credit facility and had the ability to borrow €100.0 million (or approximately $106.9 million).

    In April 2022, the Company entered into a short-term multi-currency revolving credit facility of €225.0 million with Rabobank. The Company borrowed $240.0 million in U.S. dollars (or approximately €225.0 million as of April 26, 2022), with a maturity date of March 31, 2023. As mentioned previously, during December 2022, the Company repaid and retired this facility.

5.    INVENTORIES
    Inventories at December 31, 2022 and 2021 were as follows (in millions):

	December 31, 2022	December 31, 2021
Finished goods	$994.9	$718.2
Repair and replacement parts	750.1	697.8
Work in process	369.8	282.8
Raw materials	1,074.9	894.9
Inventories, net	$3,189.7	$2,593.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2022 and 2021, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.8 billion and $1.3 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. As of December 31, 2022 and 2021, the cash received from these arrangements was approximately $226.0 million and $215.4 million, respectively.

    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $32.6 million and $71.1 million, respectively, during the three months and year ended December 31, 2022. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.4 million and $24.5 million, respectively, during the three months and year ended December 31, 2021.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of December 31, 2022 and 2021, these finance joint ventures had approximately $69.5 million and $42.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2022 and 2021 is as follows (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$322.2	$282.1	$889.6	$897.0
Weighted average number of common shares outstanding	74.6	74.7	74.6	75.2
Basic net income per share attributable to AGCO Corporation and subsidiaries	$4.32	$3.77	$11.92	$11.93
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$322.2	$282.1	$889.6	$897.0
Weighted average number of common shares outstanding	74.6	74.7	74.6	75.2
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.4	0.6	0.3	0.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.0	75.3	74.9	75.7
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$4.29	$3.75	$11.87	$11.85

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2022 and 2021 are as follows (in millions):

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2022
Net sales	$823.7	$674.8	$2,186.5	$213.9	$3,898.9
Income from operations	60.6	134.8	318.5	19.2	533.1
2021
Net sales	$674.7	$405.6	$1,796.9	$278.0	$3,155.2
Income from operations	23.7	48.5	217.3	37.7	327.2

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2022
Net sales	$3,175.1	$2,121.6	$6,447.3	$907.4	$12,651.4
Income from operations	278.8	373.9	784.1	116.9	1,553.7
2021
Net sales	$2,659.2	$1,307.7	$6,221.7	$949.7	$11,138.3
Income from operations	238.1	132.2	755.4	113.9	1,239.6

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Segment income from operations	$533.1	$327.2	$1,553.7	$1,239.6
Corporate expenses	(42.6)	(33.9)	(153.4)	(135.2)
Amortization of intangibles	(14.7)	(15.3)	(60.1)	(61.1)
Stock compensation expense	(8.3)	(6.1)	(32.7)	(26.6)
Restructuring expenses	(1.7)	(7.9)	(6.1)	(15.3)
Impairment charges	—	—	(36.0)	—
Consolidated income from operations	$465.8	$264.0	$1,265.4	$1,001.4

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, free cash flow and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2022 and 2021 (in millions, except per share data):

	Three Months Ended December 31,
	2022			2021
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)
As reported	$465.8	$322.2	$4.29	$264.0	$282.1	$3.75
Restructuring expenses(3)	1.7	1.6	0.02	7.9	5.5	0.07
Divestiture-related foreign currency translation release(4)	—	11.4	0.15	—	—	—
Deferred income tax adjustment(5)	—	—	—	—	(55.6)	(0.74)
As adjusted	$467.5	$335.3	$4.47	$272.0	$232.0	$3.08

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended December 31, 2022 related primarily to severance and other related costs associated with the Company’s European and Asian manufacturing operations. The restructuring expenses recorded during the three months ended December 31, 2021 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(4) During the three months ended December 31, 2022, the Company sold its interest its Russian distribution joint venture. Foreign currency translation impacts since inception of the Russian joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.
(5) During the three months ended December 31, 2021, the Company’s income tax provision includes the benefit of a reversal of approximately $55.6 million related to a valuation allowance previously established against the Company’s net deferred tax assets in Brazil. Significant improvements in income from operations in Brazil during 2021, as well as updated operating income forecasts for future years, supported the reversal of the valuation allowance during the three months ended December 31, 2021.

	Years Ended December 31,
	2022			2021
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$1,265.4	$889.6	$11.87	$1,001.4	$897.0	$11.85
Impairment of Russian joint ventures(3)	36.0	23.8	0.32	—	—	—
Restructuring expenses(4)	6.1	4.8	0.06	15.3	11.8	0.16
Gain on full acquisition of IAS joint venture(5)	—	(3.4)	(0.05)	—	—	—
Write-down of investment in Russian finance joint venture(6)	—	4.8	0.06	—	—	—
Divestiture-related foreign currency translation release(7)	—	11.4	0.15	—	—	—
Deferred income tax adjustment(8)	—	—	—	—	(123.4)	(1.63)
As adjusted	$1,307.5	$930.9	$12.42	$1,016.7	$785.4	$10.38

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) During 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.”
(4) The restructuring expenses recorded during the year ended December 31, 2022 related primarily to severance and other related costs associated with the Company’s European and South American manufacturing operations. The restructuring expenses recorded during the year ended 2021 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5) During 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(6) During 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. The Russian finance joint venture was sold during the three months ended December 31, 2022.
(7) During the year ended December 31, 2022, the Company sold its interest in its Russian distribution joint venture. Foreign currency translation impacts since inception of the Russian joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.
(8) During the year ended December 31, 2021, the Company’s income tax provision includes the benefit of the reversal of approximately $67.8 million and $55.6 million, respectively, related to valuation allowances previously established against the Company’s net deferred tax assets in the United States and Brazil, respectively. Significant improvements in income from operations in the United States and Brazil during 2021, as well as operating income forecasts for future years, supported the reversal of the valuation allowances.

    The following is a reconciliation of net cash provided by operating activities to free cash flow for the three months and years ended December 31, 2022 and 2021 (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,133.3	$618.7	$838.2	$660.2
Less: capital expenditures	(117.8)	(71.1)	(388.3)	(269.8)
Free cash flow	$1,015.5	$547.6	$449.9	$390.4

    The following tables set forth, for the three months and year ended December 31, 2022 and 2021, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%
North America	$823.7	$674.7	22.1%	$(7.8)	(1.2)%
South America	674.8	405.6	66.4%	34.5	8.5%
Europe/Middle East	2,186.5	1,796.9	21.7%	(291.9)	(16.2)%
Asia/Pacific/Africa	213.9	278.0	(23.1)%	(23.9)	(8.6)%
	$3,898.9	$3,155.2	23.6%	$(289.1)	(9.2)%

	Years Ended December 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%
North America	$3,175.1	$2,659.2	19.4%	$(20.6)	(0.8)%
South America	2,121.6	1,307.7	62.2%	73.4	5.6%
Europe/Middle East	6,447.3	6,221.7	3.6%	(922.8)	(14.8)%
Asia/Pacific/Africa	907.4	949.7	(4.5)%	(76.1)	(8.0)%
	$12,651.4	$11,138.3	13.6%	$(946.1)	(8.5)%